Exhibit 99.1

IMPORTANT NOTICE OF 401(k) PLAN BLACKOUT PERIOD

TO:	Directors and Executive Officers of ITT Educational Services, Inc.

FROM:	Ryan L. Roney, Executive Vice President, Chief Administrative and Legal Officer

DATE:	November 26, 2014

This notice is to inform you of additional restrictions on the trading of common stock of ITT Educational Services, Inc. (the “Company”) that will affect you directly due to a planned blackout period for participants in the ESI 401(k) (the "Plan"). The blackout period is required in connection with a change in the record-keeper of the Plan and a change in investment options under the Plan.

The blackout period for the Plan is expected to begin at 1:00 p.m. Eastern Time on December 24, 2014, and end during the week ending January 31, 2015 (such actual blackout period, the “Blackout Period”). During the Blackout Period, participants in the Plan will be unable to direct or diversify investments in their individual accounts, obtain a loan, or obtain a distribution from the Plan.

The Sarbanes-Oxley Act of 2002 and Regulation BTR of the Securities Exchange Act of 1934, as amended, provide that, during the Blackout Period, all directors and executive officers of the Company are, with limited exceptions, prohibited from purchasing, selling or otherwise acquiring or transferring any equity security of the Company (including stock options and other derivative securities relating to the Company), regardless of whether the director or executive officer participates in the Plan. This Blackout Period not only restricts your ability to engage in transactions in Company common stock held under the Plan, but also in Company common stock or other equity awards held in accounts outside of the Plan.   As a director or executive officer, these prohibitions apply to you and to members of your immediate family who share your household, as well as to trusts, corporations and other entities whose share ownership may be attributed to you.  This means that during the period from 1:00 p.m. Eastern Time on December 24, 2014, until the Blackout Period ends, expected during the week ending January 31, 2015, you will not be able to, directly or indirectly, buy, sell or otherwise acquire, exercise, transfer or dispose of any shares of Company common stock or any derivative of Company common stock.  While certain narrow exceptions to this prohibition exist, you should not engage in any transaction without first confirming with me whether an exception is available.

If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

The above prohibition is in addition to other restrictions on your ability to trade in the Company’s common stock that are imposed on the Company’s directors and executive officers, including under the Company’s Insider Trading Policy.

If you have any questions regarding this notice, or if during the Blackout Period you wish to obtain, without charge, information as to whether the Blackout Period has begun or ended, please contact Ryan L. Roney, 13000 N. Meridian Street, Carmel, IN 46032, 317-706-9200.